Exhibit 10.17

SOLENO THERAPEUTICS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

(As most recently amended and restated on February 25, 2025)

Soleno Therapeutics, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2014 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

1.
Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $45,000. There are no per‑meeting attendance fees for attending Board meetings.

Non-Executive Chair / Committee Membership Annual Cash Retainer

Each Outside Director who serves as Non-Executive Chair, or chair or member of a committee of the Board will be paid additional annual fees as follows:

Non-Executive Chair:	$30,000
Lead Independent Director:	$27,500
Chair of Audit Committee:	$20,000
Member of Audit Committee (other than the Chair of the Audit Committee):	$10,000
Chair of Nominating and Corporate Governance Committee:	$10,000
Member of Nominating and Corporate Governance Committee (other than the Chair of the Nominating and Corporate Governance Committee):	$5,000

Chair of Compensation Committee:	$15,000
Member of Compensation Committee (other than the Chair of the Compensation Committee):	$7,500

Each annual cash retainer and additional annual fee will be paid quarterly in arrears on a prorated basis.

2.
Equity Compensation

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

a.
No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
b.
Initial Award. Subject to Section 7 of this Policy, each individual who first becomes an Outside Director will be granted Restricted Stock Units (“RSUs”) with an aggregate Value equal to $600,000 (an “Initial Award”). The Initial Award will be made on the first Trading Day on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy (such grant date, the “Initial Award Grant Date”). If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.

Subject to Section 3 of this Policy, each Initial Award will be scheduled to vest as follows 1/3rd of the Shares subject to the Initial Award will be scheduled to vest on each annual anniversary of the Initial Award Grant Date.

c.
Annual Award. Subject to Section 7 of this Policy, on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”), each Outside Director will be automatically granted RSUs with an aggregate Value equal to $300,000 (an “Annual Award”). Notwithstanding the foregoing, any Outside Director who has not been a Director for at least six (6) months prior to the date of the applicable Annual Meeting will not receive an Annual Award.

Subject to Section 3 of this Policy, each Annual Award will be scheduled to vest on the earlier of (i) the one (1)-year anniversary of the date the Annual Award is granted, or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

d.
Value. For purposes of this Policy, “Value” means, with respect to each Initial

Award and Annual Award (each, an “RSU Award”), the average of the closing prices of the Company’s Common Stock in each trading day occurring during the consecutive, thirty (30) trailing calendar day period ending on (and inclusive of) the Friday immediately preceding the grant date of the RSU Award, or such other methodology the Board or its Compensation Committee may determine prior to the grant of the RSU Award becoming effective; provided, however, that any RSU Award will cover only a whole number of Shares, such that any fractional Share that otherwise would result from a given Value will be rounded down and will not become subject to such RSU Award.
e.
Additional Terms of Initial Awards and Annual Awards. Each Initial Award and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Compensation Committee, as applicable, for use thereunder.
3.
Change in Control

In the event of a Change in Control, each Outside Director outstanding Company equity awards will be treated in accordance with the terms of the Plan.

4.
Travel Expenses

Each Outside Director’s reasonable, customary, and documented travel expenses to Board meetings will be reimbursed by the Company.

5.
Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

6.
Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

7.
Limitations

No Outside Director may be paid, issued or granted, in any Fiscal Year, cash payments (including the fees under Section 1 above) and Awards with an aggregate value greater than $750,000, increased to $1,000,000 in connection with his or her initial service (with the value of Awards based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)). Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Effective Date, will be excluded for purposes of the foregoing limits.

8.
Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

9.
Revisions

The Board or any Committee designated by the Board may amend, alter, suspend, or terminate this Policy at any time and for any reason. No amendment, alteration, suspension, or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.